EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-184628 on Form S-4 (the “Registration Statement”) of our report dated April 2, 2012 (December 19, 2012 as to Notes 1, 2, 6 and 18) relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc. and subsidiaries (“Comverse Technology, Inc.”) (which report expresses an unqualified opinion and contains explanatory paragraphs related to the adoption of new accounting standards and retrospective adjustments for discontinued operations presentation and purchase price allocations) appearing in a Current Report on Form 8-K of Comverse Technology, Inc. filed December 20, 2012.  We also consent to the incorporation by reference in the Registration Statement of our report dated April 2, 2012 relating to the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 2012.  We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
January 3, 2013